Exhibit 99.1

PRESS RELEASE

600 East Greenwich Avenue

West Warwick, Rhode Island 02893

For Immediate Release

Contact: Joseph P. O’Connell, CFO	January 29, 2009
Astro-Med, Inc.
Tel: 800-343-4039

Astro-Med Inc. Appoints New Corporate Controller

WEST WARWICK, R.I. -- January 29, 2009 -- Astro-Med, Inc. (NASDAQ:ALOT) today announced that Erik J. Mancyak was appointed as the Company's Corporate Controller and Principal Accounting Officer by the Board of Directors, effective January 26, 2009.

Mr. Mancyak’s appointment follows a search for a Corporate Controller.

Mr. Mancyak was made Assistant Corporate Controller in July of 2008 and earlier served as Astro-Med’s Accounting Manager. Previously, Mr. Mancyak was Senior Treasury Analyst at American Power Conversion and was an auditor at the international accounting firm KPMG LLP.

Mr. Mancyak holds a B.S. in Accounting from Rhode Island College and retired as a Corporal in the United States Marine Corps. He currently resides in Richmond, RI with his wife and two children.

About Astro-Med, Inc.

Astro-Med, Inc. (NASDAQ:ALOT) is a leading manufacturer of high tech specialty printing systems, electronic medical instrumentation, and test and measurement instruments sold under the brand names Astro-Med®, Grass® Technologies and QuickLabel® Systems. Astro-Med Inc. products are employed around the world in a wide range of industrial, scientific, test and measurement applications, for product identification applications in consumer and industrial markets, and for clinical and research purposes in the field of life sciences. More information is available at www.astro-medinc.com.

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